EXHIBIT 99.1

News Release

April 28, 2005
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces First Quarter Earnings For 2005 And Stock Dividend

Sparta, Michigan - ChoiceOne Financial Services, Inc. reported first quarter net income of $515,000, an increase of $3,000 or 1% from the first quarter of 2004. Earnings per share for the first quarter of 2005 were $.33, which was equal to the per share amount for the same period in 2004. Total assets as of March 31, 2005 were $235,397,000, which represented growth of $18,344,000 from a year earlier. Loans have grown 9% in the last twelve months while deposits have increased 13% since March 31, 2004.

The increase in net income in the first quarter of 2005 resulted from higher net interest income. Growth of 8% in average earning assets from the first quarter of 2004 to the same period in the current year caused the increase in net interest income. ChoiceOne's interest rate spread, though down 13 basis points in the first quarter of 2005 compared to the first quarter of 2004, has increased in the last three quarters.

The provision for loan losses increased $20,000 in the first quarter of 2005 compared to the prior year due to a higher level of loan growth. Noninterest income declined 9% in the first quarter of 2005 compared to 2004 as a result of nonrecurring gains on sales of securities and other real estate that were recognized in the prior year. Noninterest expense increased $11,000 in the first quarter of 2005 compared to the first quarter of 2004. James Bosserd, President and Chief Executive Officer, stated "We believe that we controlled our expenses very well since noninterest expense increased only 1%, even with the additional expenses from our new Rockford Office."

At a meeting held on April 20, 2005, the Board of Directors of ChoiceOne Financial Services, Inc. declared a 5% stock dividend on the Corporation's common stock. The stock dividend was declared payable to shareholders of record as of May 9, 2005. The stock dividend will be paid on May 31, 2005.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates five full service offices in northern Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-

looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; and the level and timing of asset growth. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.